EXHIBIT 7.1

AMENDED SCHEDULE A

DATED AUGUST 3, 2007

TO INVESTMENT ADVISORY AGREEMENT

DATED NOVEMBER 15, 2005

BETWEEN

INLAND INVESTMENT ADVISORS, INC (“Adviser”)

AND

INLAND AMERICAN REAL ESTATE TRUST, INC. (“Client”)

1.                                       Fee Schedule as of August 3, 2007:

Client shall pay, or cause to be paid, to the Adviser a fee as remuneration for its services under this Agreement.  The fee, shall be paid on a monthly basis based on a per annum rate.  The fee will be based on the amount of marketable securities under management each month which for purposes of this agreement will be equal to the aggregate carrying value of each marketable security at the end of the relevant month as reported on the monthly statement or report prepared by the broker holding the marketable securities:  The monthly fee will be equal to:

(a) From $0 - $10,000,000 of marketable securities, 1 percent (1.0%) on a per annum basis

(b) From $10,000,001 - $25,000,000 of marketable securities, 90 basis points (.90%) on a per annum basis

(c) From $25,000,001 - $50,000,000 of marketable securities, 80 basis points (.80%) on a per annum basis

(d) Over $50,000,000 of marketable securities, 75 basis points (.75%) on a per annum basis.

2.                                       Notwithstanding Section 1 above, in no event may the sum of (i) the total annual fees paid by Client to Adviser under this Agreement and (ii) the annual business management fee paid by Client to Inland American Business Manager & Advisor Inc. (“the Business Manager”), pursuant that certain First Amended and Restated Business Management Agreement, dated July 30, 2007, by and between Client and the Business Manager (“the Business Manager Agreement”) exceed 1% of the Client’s “average invested assets” as that term is defined in the Business Management Agreement; provided further that any fees due hereunder shall also be subject to the limitations set forth in Section 7.5 of the Client’s Fifth Articles of Amendment and Restatement, as amended from time to time applicable to payment by the Client of certain fees to the Business Manager.